Exhibit 22.1

List of Issuers of Guaranteed Securities

As of December 31, 2022, the following subsidiary was the issuer of the Senior Unsecured Notes guaranteed by Spirit Realty Capital, Inc.:

Name of Subsidiary Jurisdiction of Organization

Spirit Realty, L.P. Delaware